Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated August 29, 2011

Historical Coupon Amounts for the JPMorgan Alerian MLP Index ETNs (AMJ)

The table below summarizes the coupon amounts for the Alerian MLP Index ETN (the “ETNs”) during the time periods set forth below.

Declaration Date	Ex-Date	Record Date	Payment Date	Coupon Amount1 Per Note	Current Yield2
8/19/2011	8/24/2011	8/26/2011	9/6/2011	0.4845	5.6%
5/20/2011	5/25/2011	5/27/2011	6/7/2011	0.4865	5.3%
2/18/2011	2/25/2011	3/1/2011	3/9/2011	0.4440	4.6%
11/18/2010	11/24/2010	11/29/2010	12/7/2010	0.4522	5.0%
8/18/2010	8/25/2010	8/27/2010	9/7/2010	0.4509	5.5%
5/18/2010	5/26/2010	5/28/2010	6/8/2010	0.4481	6.0%
2/19/2010	2/25/2010	3/1/2010	3/9/2010	0.4428	6.0%
11/18/2009	11/25/2009	11/30/2009	12/8/2009	0.4431	6.6%
8/19/2009	8/26/2009	8/28/2009	9/8/2009	0.4361	7.2%
5/26/2009	5/27/2009	5/29/2009	6/8/2009	0.4507	8.2%

1) As defined in Amendment No. 12 to Pricing Supplement no. 152, dated July 15, 2011, for the ETNs.
2) "Current Yield” equals the current coupon amount annualized and divided by the relevant closing price of the ETNs, rounded to one decimal place for ease of analysis.  Except for the coupon amount determined in May 2009, the relevant closing price is the closing price of the ETNs referenced in the coupon declaration press release issued for that coupon amount.  For the coupon amount determined in May 2009 the relevant closing price is the closing price of the ETNs on the trading day immediately preceding that Declaration Date.

What are the main risks in the ETNs?
•	The ETNs may result in a loss.
•	The ETNs are exposed to the credit risk of JPMorgan Chase & Co.
•	The ETNs may not have an active trading market and may not continue to be listed over their term.
•
The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Alerian MLP Index (the “Index”) and not on the closing level of the Index or the published intraday indicative value of the ETNs (the “IIV”). The VWAP Level of the Index will most likely differ from the closing level of the Index or the IIV.

•	The coupon payments on the ETNs will be variable and may be zero. The Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase.
•	The Issuer's obligation to repurchase the ETNs is on a weekly basis, and is subject to substantial minimum size restrictions.
•	You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.
•
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the relevant product supplement and the "Selected Risk Considerations" in the relevant pricing supplement.

You should read the most recent pricing supplement related to these ETNs dated July 15, 2011 before you make an investment.  You may access this pricing supplement on the SEC website at www.sec.gov as follows:
http://sec.gov/Archives/edgar/data/19617/000089109211004608/e44445_424b2.pdf
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

 August 29, 2011